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     FORM 4                             UNITED STATES SECURITIES AND EXCHANGE COMMISSION                      OMB APPROVAL
----------------                                     Washington, D.C. 20549                             ----------------------------
                                                                                                        OMB Number:        3235-0287
/  /  Check this box if no                STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                  Expires:  September 30, 1998
      longer subject to                                                                                 Estimated Average burden
      Section 16, Form 4 or                                                                             hours per response.......0.5
      Form 5 obligations                                                                                ----------------------------
      may continue.
      See Instruction 1 (b)

      (Print or Type Responses)

                                         Filed pursuant to Section 16(a) of the Securities
                Exchange Act of 1934, Section 17(a) of the Public
                                       Utility Holding Company Act of 1935 or Section 30 (f)
                      of the Investment Company Act of 1940
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1. Name and Address of Resorting          2. Issuer Name and Ticker Trading Symbol          3. Relationship of Reporting Person(s)
   Person*                                                                                     to Issuer
                                                                                               (Check all applicable)
   Pearson, Robert C.                        Poore Brothers, Inc. (SNAK)                        _X_ Director      _X_ 10% Owner
                                                                                                ___ Officer       ___ Other (Specify
                                                                                                    (give             below)
                                                                                                    title
                                                                                                    below
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(Last)   (First)   (Middle)               3. IRS or Social      4. Statement for
                           Security Number Month/Year
                                             of Reporting
                                             Person
                                             (Voluntary)
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8080 N. Central Expressway
Suite 210 LB-59
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                                                                  September 2001
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       (Street)                                                 5.  If Amendment            7. Individual or Joint/Group
                                                                    Date of Original           Filing (check applicable line)
                                                                    (Month/Year)
Dallas     TX     75206-1857                                                                   _X_  Form filed by One Reporting
                                                                                                    Person
                                                                     November 1999             ___  Form filed by More than One
                                                                                                    Reporting Person
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(City)     (State)     (Zip)

                         Table I -- Non - Derivative Securities Acquired, Disposed of, or Beneficially Owned
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1. Type of Security       2. Trans-    3. Trans-       4. Securities Acquired      5. Amount of        6. Owner-       7. Nature of
   (Instr. 3)                action       action          (A) or Disposed of (D)      Securities          ship            Indirect
                             Date         Code            (Instr. 3, 4 and 5)         Beneficially        Form:           Beneficial
                             (Month/      (Instr. 8)                                  Owned at            Direct          Owner-
                             Date/                                                    End of Month        (D) or          Ship
                             Year)                                                    (Instr. 3           Indirect (I)    (Instr. 4)
                                                                                      and 4)              (Instr.4)
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                                                                   (A)
                                       Code      V      Amount     or       Price
                                                                   (D)
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Common Stock                                                                          1,931,357             I               (1)
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Common Stock                                                                            990,125             I               (2)
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Common Stock                                                                            173,000             I               (3)
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Common Stock            08/29/01        J(3)             5,000       A     $3.0800        5,000             I               (3)
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Common Stock            08/30/01        J(3)             2,000       A     $3.0800        2,000             I
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Common Stock            09/17/01        J(3)             7,000       A     $3.0800        7,000             I
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Common Stock            09/19/01        J(3)             4,400       A     $2.9300        4,400             I
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Common Stock            09/19/01        J(3)            13,000       A     $3.0800       13,000             I
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Common Stock            09/20/01        J(3)            23,300       A     $2.8502       23,300             I
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Common Stock            09/24/01        J(3)            10,000       A     $2.9600       10,000             I
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Common Stock            09/25/01        J(3)             4,500       A     $2.9300        4,500             I
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Common Stock            09/26/01        J(3)             9,000       A     $2.9300        9,000             I
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Common Stock            09/27/01        J(3)             7,000       A     $2.9300        7,000             I
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REMARKS: (1) Represents shares owned by Renaissance Capital Growth & Income Fund
III, Inc.  ("Renaissance III").  Renaissance III is the beneficial owner of more than 10% of the Company's common stock on a fully converted basis.
(2)Represents  shares  owned by  Renaissance  US  Growth  and  Income  Trust PLC
("RUSGIT").
(3) Represents shares owned by BFS US Special Opportunities Trust PLC ("BFS").
(J)(3)  Shares of common  stock  purchased  on the open market by BFS on various dates  throughout the month of September 2001. The reporting person is an executive officer of  Renaissance  Capital  Group,  Inc.,  which is Investment  Advisor to
Renaissance III and Investment  Manager for RUSGIT and BFS and may be deemed the beneficial owner of such shares.  The reporting person disclaims such beneficial ownership.
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Reminder:  Report on a separate line each class of securities beneficially owned directly or indirectly.  (Over)
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* If the form is  filed  by more  than one  reporting  person,  see  Instruction 5(b)(v).
  SEC     1474   (7-96)
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FORM                                4 (continued) Table II --- Derivative
                                    Securities Acquired, Disposed of, or
                                    Beneficially Owned (e.g..puts, calls,
                                    warrants, options, convertible securities)
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1. Title of Deriva-     2. Conver-      3. Trans-     4. Trans-     5. Number of      6. Date Exer-    7. Title and      8. Price of
   tive Security           sion or         action        action        Derivative        cisable          Amount of         Deriv-
   (Instr. 3)              Exercise        Date          Code          Securities        and              Underlying        ative
                           Price of                      (Instr.       Acquired          Expiration       Securities        Secur-
                           Deri-           Month/        8)            (A) or            Date             (Instr. 3         ity
                           vative          Date/                       Disposed          (Month/Day/      and 4)            (Instr.
                           Security        Year)                       of (D)            Year)                              5)
                                                                       (Instr. 3,
                                                                       4 and 5)
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                                                                                        Date     Expira-          Amount
                                                                                        Exer-    tion     Title   or Number
                                                                                        cisable  Date             of Shares
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                                                      Code     V       (A)      (D)
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Warrants                                                                                02/02/98  07/01/02 Common           $1.00
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Warrants                                                                                11/15/98  07/01/02 Common           $1.50
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Stock Option                                                                            06/12/98  06/12/02 Common           $3.0625
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Stock Option                                                                            05/14/99  05/14/03 Common           $1.3125
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Stock Option                                                                            12/13/00  12/13/04 Common           $1.50
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9. Number of   10. Ownership     11. Nature of
   derivative      Form of           Indirect
   Securities      Derivative        Beneficial
   Beneficilly     Security:         Ownership
   Owned           Direct (D)        (Instr.4)
   at End of       or Indirect
   Month           (I) (Instr.4)
   (Instr.4)
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   25,000               I               (1)
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   60,000               I               (1)
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   15,000               I               (1)
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   10,000               I               (1)
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    8,659               I               (1)
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Explanation  of Responses:  (1) Represents  shares owned by Renaissance  Capital
Growth & Income  Fund III,  Inc.  ("Renaissance  III").  Renaissance  III is the
beneficial  owner of more  than  10% of the  Company's  common  stock on a fully converted basis. (2) Represents shares owned by Renaissance US Growth and Income
Trust  PLC   ("RUSGIT").   (3)  Represents   shares  owned  by  BFS  US  Special
Opportunities Trust PLC ("BFS"). The reporting person is an executive officer of
Renaissance  Capital Group, Inc., which is Investment Advisor to Renaissance III and Investment Manager for RUSGIT and BFS and may be deemed the beneficial owner of such shares. The reporting person disclaims such beneficial ownership.

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                                                                   Robert C. Pearson
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                                                                                                      October 18, 2001
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** Intentional misstatements or omissions of facts **Signature of Reporting
   Person Date constitute Federal Criminal Violations.
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a)
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Note: File three copies of this Form, one of which must be manually signed.  If space is insufficient,
      See Instruction 6 for procedure.                                                                      Page 2
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Potential persons who are to respond to the collection of information contained                                      SEC 1474 (7-96)
in this form are not required to respond unless the form displays a currently
valid OMB Number.                                                                            1997(C)       ProFormWare  561-447-6684
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